Exhibit 99.1 Piedmont Natural Gas Announces Management Restructuring Program

CHARLOTTE, N.C., April 13 /PRNewswire-FirstCall/ — Piedmont Natural Gas
(NYSE: PNY) Chairman, President and CEO Thomas E. Skains announced plans today to restructure the Company’s management group. The restructuring plans are part of an ongoing, larger effort aimed at streamlining the Company’s business processes, capturing operational and organizational efficiencies and improving customer service. The restructuring will begin with an offer of early retirement for 23 employees in Piedmont’s management group and will eventually include the further consolidation and reorganization of management positions and functions within Piedmont.
In making the announcement, Skains noted the many contributions and years of dedicated service from the Company’s existing management team on behalf of
Piedmont’s customers, shareholders and employees, “Certainly, one of Piedmont’s greatest strengths over the years has been its consistently strong management team. The restructuring process we are beginning is a very important step to ensure that our leadership team is organized to deliver competitive services to customers in the most efficient manner possible. We are positioning the company for future success in what is perhaps the most challenging period in the history of our industry.”
The restructuring plans were unveiled during a meeting Thursday with approximately 60 members of Piedmont’s management group and through internal communications to all of Piedmont’s approximately 2,100 employees in North
Carolina, South Carolina and Tennessee. Today’s announcement marks the beginning of a management restructuring process that will be completed over the next two to three months.
About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 990,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including
61,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage and intrastate natural gas transportation. More information about
Piedmont Natural Gas is available on the Internet at http://www.piedmontng.com.
 SOURCE Piedmont Natural Gas 04/13/2006
/CONTACT: David Trusty of Piedmont Natural Gas, +1-704-731-4391, or
+1-704-507-6393, or david.trusty@piedmontng.com /
/Web site: http://www.piedmontng.com /(PNY)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Piedmont Natural Gas’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual
Report or Form 10-K for the most recently ended fiscal year.